 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of DMC Global Inc. dated March 16, 2023 and to the incorporation by reference therein of our reports dated February 27, 2023, with respect to the consolidated financial statements of DMC Global Inc., and the effectiveness of internal control over financial reporting of DMC Global Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Denver, Colorado
March 16, 2023